ARTICLES OF MERGER
                                       OF
                 PSI INDUSTRIES, INC., a Florida corporation and
                BRANDON SALES CORPORATION, A DELAWARE CORPORATION
                -------------------------------------------------


                  Pursuant to Section 607.1101, FLORIDA STATUTES, and applicable
                                                ----------------
provisions of the Delaware Corporate Code, PSI INDUSTRIES, INC., a Florida corporation (hereinafter "PSI"), and BRANDON SALES CORPORATION, a Delaware corporation (hereinafter "Brandon") adopt these Articles of Merger.

                                    ARTICLE I
                                    ---------

                  The parties to the merger are Brandon and PSI.

                  On the Effective Date (as defined in Article V hereof) Brandon shall be merged with and into PSI, the separate existence of Brandon shall cease, and PSI, as the surviving corporation, shall continue its corporate existence.

                                   ARTICLE II
                                   ----------

                  The Articles of Incorporation and Bylaws of PSI shall be unchanged by the Merger effected hereby and such Articles of Incorporation of PSI shall be the Articles of Incorporation and Bylaws of such surviving corporation EXCEPT that Article IV of the Articles of Incorporation of PSI shall be amended in its entirety and shall henceforth be as follows:

                  The maximum number of shares of capital stock that this corporation is authorized to issue and have outstanding at any one time is Ten Million (10,000,000) shares of common stock having a par value of $0.0001 per share.

                                   ARTICLE III
                                   -----------

                  The Agreement and Plan of Merger was adopted by the directors and shareholders of Brandon on March 29, 1994, and by the directors and shareholders of PSI on March 29, 1994.

                                   ARTICLE IV
                                   ----------

                  Automatically on and as of the Effective date, by virtue of the merger, and without any action on the part of the holder(s) thereof:

                  (i) Each share of PSI Common issued and outstanding as of the Effective Date shall remain issued and outstanding unaffected by the Merger and each certificate evidencing such previously issued shares of PSI Common shall remain valid and unimpaired by said Merger;

                  (ii) Each share of Brandon Common Stock issued and outstanding as of the Effective Date of the Merger shall be converted into and exchanged for $1.00 in cash. Any other options, warrants or other rights (whether legal, equitable or otherwise) to acquire shares of Brandon Common, if any, shall be canceled;

                  (iii) Upon the Effective Date of the Merger, PSI, as the surviving corporation, shall act as disbursing agent (the "Disbursing Agent"). After the Effective Date of the Merger, each holder, other than PSI, of an outstanding certificate or certificates which immediately prior thereto represent an outstanding shares of Brandon Common shall surrender the same to the Disbursing Agent and each such holder shall be entitled upon such surrender to receive in exchange therefore $1.00 in cash for each such share theretofore represented by the certificate or certificates so surrendered. Until so surrendered and exchanged, each outstanding certificate which prior to the Effective Date of the Merger represented shares of Brandon Common shall be deemed for all purposes to represent only the right to receive $1.00 in cash per share. Payment shall only be made to the person in whose name the certificate surrendered is registered. After the Effective Date of the Merger, no transfer of the shares of Brandon Common outstanding immediately prior to the Effective Date of the Merger shall be made on the stock transfer books of the surviving corporation. No interest shall accrue or be payable with respect to any cash held by the Disbursing Agent for the benefit of holders of certificates which, immediately prior to the Effective Date of the Merger, represented shares of Brandon Common.

                  (iv) If the holder(s) of any shares of Brandon Common issued and outstanding as of the Effective Date of the Merger shall, in accordance with the applicable provisions of Section 607.1301, 607. 1302 and 607.1320, FLORIDA STATUTES, as amended, become entitled to receive payment for such shares, such payment shall be made by the surviving corporation.

                                    ARTICLE V
                                    ---------

                  The merger shall become effective as of the filing of appropriate Articles of Merger with the off ices of the Secretary of State of Florida and Delaware (the "Effective Date").

                                   ARTICLE VI
                                   ----------

                  These Articles of Merger may be terminated at any time prior to the Effective Date by the Board of Directors of any party. notwithstanding approval or adoption of the Agreement And Plan of Merger or these Articles of Merger by the shareholders of either or both of the parties.


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


                  At any time prior to the Effective Date these Articles of Merger may be amended by written agreement of the parties by their respective Board of Directors either before or after adoption of the Agreement and Plan of Merger by the respective shareholders of the parties.

                  IT WITNESS WHEREOF, the parties to these Articles of Merger have caused them to be duly executed by their respective authorized officers.

                                           PSI INDUSTRIES, INC.,
                                           a Florida corporation


                                           By:
                                              -------------------------------
                                              Dominick M. Seminara

                                           As its:  President and Secretary


                                           BRANDON SALES CORPORATION,
                                           a Delaware corporation


                                           By:
                                              -------------------------------
                                              Carol Grapski

                                           As its:  President and Secretary


STATE OF FLORIDA
                             SS.
COUNTY OF PALM BEACH

                  The foregoing instrument was acknowledged, before me this 29th day of March, 1994, by Dominick M. Seminara, who is personally known to so to be the President and Secretary of PSI Industries, Inc., a Florida corporation, on behalf of the corporation.



                                             -------------------------------
                                             Notary Public


                                            --------------------------------
                                            Print Name
                                            My Commission Expires:



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


STATE OF FLORIDA
                             SS.
COUNTY OF PALM BEACH

                  The foregoing instrument was acknowledged, before me this 29th day of March, 1994, by Carol Grapski, who is personally known to so to be the President and Secretary of Brandon Sales Corporation, a Delaware corporation, on behalf of the corporation.



                                                  ----------------------------
                                                  Notary Public


                                                  ----------------------------
                                                  Print Name
                                                  My Commission Expires:



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